UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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VAXART, INC.

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Vaxart CEO Issues Letter to Stockholders

- Management Urges Stockholders to Vote FOR Reverse Stock Split Proposal by 11:59 p.m. Eastern Time on September 4, 2025 -

SOUTH SAN FRANCISCO, Calif., August 8, 2025 — Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral recombinant pill vaccines based on its proprietary delivery platform, today issued the following letter to its stockholders from its President & Chief Executive Officer, Steven Lo.

Dear Vaxart, Inc. Stockholders:

We deeply appreciate your continued support and commitment to Vaxart’s mission. Many of you have stood by us through both exciting breakthroughs and challenging moments, and we want to acknowledge that journey as we provide an important update on our efforts to relist Vaxart’s common stock on Nasdaq.

Why Relisting Matters

We understand that some stockholders—particularly those who have been with us for years—may feel frustrated by the current share price and are skeptical about another reverse stock split proposal. We hear you and we share that frustration. We have worked hard to advance our science and will continue to make every effort to create value for our stockholders. But we also want to be transparent about why regaining our Nasdaq listing is a strategic imperative for Vaxart’s future and will ultimately maximize long-term value for all stockholders.

Being listed on Nasdaq offers critical advantages that directly impact our ability to continue to advance toward developing and commercializing our products, making Vaxart and our vaccines more valuable to potential non-dilutive, strategic and other investors and ultimately giving us the best chance to see share price appreciation. Nasdaq listing provides:

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Broader Access to Investors: Many institutional investors and life sciences funds are restricted from investing in OTC-listed stocks or those trading below $1. Likewise, some brokerage platforms limit access to OTC-listed stocks for retail investors. A Nasdaq listing expands the pool of potential investors—retail and institutional alike.

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Greater Visibility and Analyst Coverage: Most sell-side analysts do not cover OTC-listed stocks. Relisting would increase the likelihood of analyst coverage, which can enhance market visibility and help all investors make more informed decisions.

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Enhanced Financial Flexibility: Drug development is capital intensive. While we are grateful for BARDA’s support, recent events such as the Stop Work Order the Company has received demonstrate that we must rely on multiple sources for funding, allowing us to be prepared for regulatory shifts or opportunities to accelerate promising programs. A Nasdaq listing improves our ability to secure financing on more favorable terms—helping to protect long-term value and reduce dilution risk.

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Improved Market Perception: Nasdaq is home to many of the world’s most respected biotech companies. Relisting would reaffirm our position as a serious innovator in vaccine science and offer greater transparency, liquidity, and stability for all investors.

●	Stronger Partnership Positioning: A Nasdaq listing provides credibility and leverage in negotiations, which enhances our position as we explore collaborations to accelerate our pipeline.

Additionally, we believe the enhanced liquidity and rigorous rules of Nasdaq help protect stockholder interests and could weigh favorably on stock price.

Reverse Stock Split Proposal

We recognize that reverse stock splits are often met with concern, especially among retail investors. Let us be clear: we do not take this decision lightly. We share in the disappointment that the share price has remained below the Nasdaq minimum bid price even when no reverse split proposal was effected. Given our current valuation and absent substantial near-term appreciation, a reverse stock split remains the most viable path to relist on Nasdaq.

We have appealed Nasdaq’s suspension and are scheduled to meet with their hearings panel on August 14, 2025. But based on our discussions and the realities of the market, we believe relisting is contingent on conducting a reverse stock split.

Importantly, this proposal includes a significantly narrower split ratio and a proportionally reduced authorized share count to minimize dilution. And while reverse splits may feel disruptive, they do not change the fundamental value of your investment—just the number of shares you hold. Think of it as exchanging four five-dollar bills for one twenty-dollar bill.

Finally, this proposal will have an equal impact on our employees, management and directors. The reverse stock split, per our plan documents, will be consistently applied to all common equity, including option holdings, option exercise prices and share holdings, as well as the pool of shares available for future grants. We believe this aligns managements interest in share price appreciation with your interests.

Your Voice Matters

We are asking stockholders to approve this proposal at our Special Meeting of Stockholders on September 5, 2025. We know this is a consequential vote, and we want to ensure you feel heard.

To that end, we’ve scheduled a Stockholder Fireside Chat on August 20, 2025 at 4:30 p.m. ET. You can submit questions in advance to ir@vaxart.com or participate live via webcast. We’ll share more details soon.

Scientific Progress and Milestones

While we deem re-listing on Nasdaq essential to Vaxart’s market position, our core mission remains unchanged: to advance transformative oral vaccines that improve global health. We’re proud to share recent progress:

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COVID-19 Oral Vaccine: Our Phase 2b trial has enrolled rapidly, and we have successfully enrolled approximately half of the anticipated 10,000 participants before receiving the most recent stop work order. While we work to determine next steps in this study and remain in dialogue with our government partners, we believe that with more than 5,000 enrolled participants our data will be very comprehensive. Topline data is anticipated in late 2026.

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Norovirus Vaccine: We announced positive Phase 1 results for our second-generation oral pill constructs, showing stronger antibody responses and excellent safety. Discussions for a Phase 2 partnership are ongoing.

●	Avian Influenza Candidate: Our preclinical vaccine showed 100% protection in a robust ferret challenge model. Full results will be published upon completion of our analysis.

We’ve also taken steps to extend our cash runway into 2026, implementing cost reductions while preserving our ability to deliver multiple data readouts.

Thank You

We know this has been a challenging period, and we are grateful for your continued belief in Vaxart’s vision. We remain committed to transparency, scientific excellence, and creating long-term value for all stockholders—retail and institutional alike.

We hope you will join us in supporting this critical proposal and continuing the journey toward a stronger, more visible, and more impactful Vaxart.

Sincerely,

Steven Lo

President & Chief Executive Officer

If you have any questions or need assistance with voting, please contact Vaxart’s proxy solicitation firm:

Campaign Management, LLC

Toll-Free: 1-855-264-1527

Email: info@campaign-mgmt.com

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections, concerning our business, operations, and financial performance and condition as well as our plans, objectives, and expectations for business operations, funding, any ability to relist on Nasdaq and the results of any such relisting, and financial performance and condition. Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. You can identify these statements by words such as “anticipate,” “assume,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this communication may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described under “Item 1A - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and risk factors disclosed in any subsequent Quarterly Reports on Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this communication. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this communication.

Participants in the Solicitation

The Company and its directors, executive officers, and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the business to be conducted at the special meeting of stockholders. Investors and security holders may obtain more detailed information regarding the names, affiliations, and interests of the Company's directors and executive officers in the definitive proxy statement filed in connection with the special meeting of stockholders as well as the Company’s other filings with the U.S. Securities and Exchange Commission (the “SEC”), all of which may be obtained free of charge at the website maintained by the SEC at www.sec.gov.

Contact

Vaxart Media and Investor Relations

Matt Steinberg

FINN Partners

IR@vaxart.com

(646) 871-8481